Exhibit 2.1

WAIVER AND FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This WAIVER AND FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of May 19, 2013, is entered into by and among MPG Office Trust, Inc., a Maryland corporation, MPG Office, L.P., a Maryland limited partnership, Brookfield DTLA Holdings LLC, a Delaware limited liability company (which was converted from a Delaware limited partnership on May 10, 2013), Brookfield DTLA Fund Office Trust Investor Inc., a Maryland corporation, Brookfield DTLA Fund Office Trust Inc., a Maryland corporation, and Brookfield DTLA Fund Properties LLC, a Maryland limited liability company (each, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of April 24, 2013, by and among the Parties (the “Agreement”).
WHEREAS, Section 10.04 of the Agreement provides that amendments may be made to the Agreement by execution of an instrument in writing signed by each of the Parties; and
WHEREAS, the Parties wish to amend the Agreement and waive certain rights under the Agreement in order to address certain matters relating to the Form S-4 and other changes.
NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.    Amendments to and Waivers of Rights Under the Agreement.
(a)    The last sentence of Section 2.05(b) of the Agreement is deleted in its entirety and replaced with the following:
“The limited partnership agreement of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership (subject to any amendments made or requested by Parent substantially contemporaneously with the Closing in order to effectuate the provisions of Sections 2.02, 3.02(b) and 3.02(c) ) until thereafter amended or further amended as provided therein or by Law (the “Surviving Partnership Agreement”).”
(b)    Parent hereby irrevocably waives its rights under the last proviso of Section 3.01 (c) of the Agreement, which provides as follows:
“… provided, that if more than 66.6% of the Company Preferred Shares outstanding on the date of this Agreement are tendered and accepted for payment in the Tender Offer, then Parent shall have the right, exercisable by written notice not less than one (1) Business Day prior to the Closing, to convert in the REIT Merger at the Effective Time all remaining (i.e., not being tendered pursuant to the Tender Offer) Company Preferred Shares into cash (upon which payment such Company Preferred Shares shall be canceled and no longer be outstanding) in an amount per Company Preferred Share equal to the Offer Price, but only if such conversion complies with applicable Law and with the Company’s Charter in all respects at the time of conversion (and in the event it would not comply, then immediately prior to the Effective Time, each such remaining Company Preferred Share shall be converted into, and cancelled in exchange for, a Sub REIT Preferred Share in accordance with this Section 3.01(c)).”
Accordingly, and for the sake of clarity, Company Preferred Shares that are not tendered pursuant to the Tender Offer will not be converted into cash in the REIT Merger, but will be converted into Sub REIT Preferred Shares pursuant to the remaining portions of Section 3.01(c).
(c)    Section 7.14(b)(iv) of the Agreement is deleted in its entirety and replaced with the following:
“(iv) consummate the Tender Offer except immediately prior to the Effective Time unless otherwise agreed to by the Company and the Tender Offer Purchaser in writing”
(d)    Section 7.15 of the Agreement is deleted in its entirety and replaced with the following:
“SECTION 7.15. Sub REIT Preferred Shares Registration Statement. (a) As soon as practicable after the date of this Agreement, Sub REIT shall prepare and file with the SEC a registration statement on Form S-4 relating to the issuance (if any) of Sub REIT Preferred Shares to the holders of Company Preferred Shares pursuant to this Agreement (such registration statement, together with any amendments or supplements thereto, the “Form S-4”). Thereafter, Sub REIT shall use its commercially reasonable efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Contemplated Transactions.
(b) In connection with Sub REIT’s obligations under Section 7.15(a), the parties further agree as follows:
(i) Each party to this Agreement shall furnish to Sub REIT all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4.
(ii) Sub REIT shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4, and shall, as promptly as practicable after receipt thereof, provide the Company with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 received from the SEC and advise the Company of any oral comments with respect to the Form S-4 received from the SEC.
(iii) Sub REIT shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4.

(iv) Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, such filings and responses shall be subject to the reasonable prior review and comment of Parent (including the proposed final version of such document or response).
(v) Sub REIT shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order from the SEC relating thereto or the suspension of the qualification of the Sub REIT Preferred Shares for offering or sale in any jurisdiction, and Sub REIT shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(vi) Sub REIT shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Sub REIT Preferred Shares pursuant to this Agreement.
(vii) If, at any time prior to the effectiveness of the Form S-4, any information relating to any party to this Agreement, or any of their respective Affiliates, should be discovered by any party to this Agreement which, in the reasonable judgment of such party, should be set forth in an amendment of, or a supplement to, the Form S-4, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and Sub REIT and the Company shall cooperate to effect the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to holders of Company Preferred Shares.
(viii) In the absence of a stop order from the SEC that has been issued prior to the Closing and has not been lifted, reversed or otherwise terminated, the effectiveness of the Form S-4 is not, nor shall anything in Article VIII be deemed to make the absence of an effective Form S-4, a condition to the obligations of Parent, Sub REIT, REIT Merger Sub and/or Partnership Merger Sub to consummate the Mergers and the other Contemplated Transactions.
(ix) Notwithstanding clause (viii) or anything to the contrary elsewhere in this Agreement, if all conditions to the obligations of Parent, Sub REIT, REIT Merger Sub and/or Partnership Merger Sub to consummate the Mergers and the other Contemplated Transactions have been satisfied (other than conditions which by their terms are required to be satisfied or waived at the Closing) but either (A) the Form S-4 shall not have become effective in accordance with the provisions of the Securities Act or (B) the SEC shall have issued a stop order suspending the effectiveness of the Form S-4 that remains in effect, then Parent shall have the right, by written notice to the Company (delivered one or more times) at least one (1) Business Day prior to the date on which the

Closing would otherwise be required to occur pursuant to Section 2.06 or the date set forth in clause (I) below, to delay the Closing until the earliest to occur of (I) the date specified by Parent in such written notice, (II) one (1) Business Day after the date on which the Form S-4 shall have become effective in accordance with the Securities Act, (III) one (1) Business Day after any stop order (if any) issued by the SEC in respect of the Form S-4 has been lifted, reversed or otherwise terminated, and (IV) September 25, 2013; provided, that, as a result of delivering such written notice, Parent shall be deemed to have immediately and irrevocably waived all conditions to Closing set forth in Section 8.01 (other than Section 8.01(b) to the extent not related to a stop order suspending the effectiveness of the Form S-4) and in Section 8.02 (other than (x) Section 8.02(b) but only if the failure of such condition to be satisfied arises from an action by the Company or the Partnership that constitutes a willful and material breach of this Agreement and that results in a long-term adverse effect on the business of the Company and the Partnership and (y) Section 8.02(c)), and, after August 15, 2013, to also have irrevocably waived the conditions to Closing set forth in Sections 8.01(b) and 8.02(c).”
(e)    Section 9.01(c) of the Agreement is deleted in its entirety and replaced with the following:
“(c) by either the Company or Parent by written notice to the other party if the Mergers shall not have been consummated on or before August 15, 2013 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party if such party’s breach of this Agreement, including the failure to use commercially reasonable efforts to consummate the Mergers and the other Contemplated Transactions, has been the cause of the failure of the Mergers and the other Contemplated Transactions to be consummated on or before such date; provided, further, that if all conditions to the Closing have been satisfied (or waived by the applicable party) prior to the Outside Date other than the conditions set forth in Section 8.01(a) or Section 8.02(f)(i) (and other than conditions which by their terms are required to be satisfied or waived at the Closing), then (i) the Company shall have the right, by delivery of written notice to Parent prior to the Outside Date to extend the Outside Date until September 16, 2013 and (ii) Parent shall have the right, by delivery of written notice to the Company prior to the Outside Date to extend the Outside Date until August 30, 2013; provided, further, that, if either (A) the Form S-4 shall not have become effective in accordance with the provisions of the Securities Act or (B) the SEC shall have issued a stop order suspending the effectiveness of the Form S-4, then the Company shall have the right, by delivery of written notice to Parent prior to the Outside Date on one or more occasions to extend the Outside Date up to until October 31, 2013; provided, further, that if Parent elects to delay the Closing in accordance with Section 7.15(b)(ix), then on or prior to August 15, 2013 the only grounds for termination by Parent pursuant to this Section 9.01(c) shall be the failure of the conditions set forth in Sections 8.01(b) (other than to the extent related to a stop order suspending the effectiveness of the Form S-4) and 8.02(c), and after August 15, 2013, Parent shall be deemed to have waived irrevocably any right to terminate this Agreement in accordance with this Section 9.01(c);”

2.    Full Force and Effect. Except as expressly amended hereby, each term, provision and Exhibit of the Agreement (i) is hereby ratified and confirmed, (ii) is hereby incorporated herein and (iii) will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.
3.    Mutual Drafting. Each Party hereto has participated in the drafting of this Amendment, which each Party acknowledges is the result of extensive negotiations between the Parties.
4.    Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Amendment be consummated as originally contemplated to the fullest extent possible and the relevant provision may be given effect to the fullest extent consistent with applicable Law.
5.    Counterparts. This Amendment may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Amendment.
6.    Governing Law. This Amendment, and all claims or causes of actions arising out of, based upon, or related to this Amendment or the negotiation, execution or performance hereof, shall be governed by, construed, interpreted and enforced in accordance with, the Laws of the State of Maryland, without regard to laws that may be applicable under conflicts of laws principles. All Actions and proceedings arising out of or relating to this Amendment shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereto hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Action arising out of or relating to this Amendment brought by any Party hereto, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Amendment irrevocably consents to service of process in the manner provided for notices in Section 10.02 of the Agreement. Nothing in this Amendment will affect the right of any party to this Amendment to serve process in any other manner permitted by Law.

7.    Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment. Each of the Parties hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Amendment and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

BROOKFIELD DTLA HOLDINGS LLC

	By:	/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

BROOKFIELD DTLA FUND OFFICE TRUST INVESTOR INC.

By:		/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

BROOKFIELD DTLA FUND OFFICE TRUST INC.

By:		/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

BROOKFIELD DTLA FUND PROPERTIES LLC
By:		/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

[Signature Page to Waiver and First Amendment to Plan and Agreement of Merger]

MPG OFFICE TRUST, INC.

	By:	/s/ CHRISTOPHER M. NORTON
Name: Christopher M. Norton Title: EVP & General Counsel

MPG OFFICE, L.P.

By:	MPG Office Trust, Inc.
a Maryland corporation, its sole general partner

	By:	/s/ CHRISTOPHER M. NORTON
Name: Christopher M. Norton Title: EVP & General Counsel

[Signature Page to Waiver and First Amendment to Plan and Agreement of Merger]